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                                                             EXHIBIT NO. 99.8(b)

                               MFS SERIES TRUST X
               500 Boylston Street o Boston o Massachusetts 02116

                                                      As of April 1, 2003

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated September 1, 1995, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                                 Sincerely,

                                                 MFS SERIES TRUST X


                                                 By: RICHARD M. HISEY
                                                     ----------------------
                                                      Richard M. Hisey
                                                      Treasurer

Accepted and Agreed:

MFS SERVICE CENTER, INC.

By: ROBERT J. WHELAN
    ---------------------------------------
      Robert J. Whelan
      Treasurer
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                                                      ATTACHMENT 1
                                                      As of April 1, 2003

                          EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
                       AND MFS SERIES TRUST X (the "Fund")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.11% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.